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As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117615

PROSPECTUS SUPPLEMENT
DATED April 5, 2005
(to prospectus dated September 2, 2004)

UP TO 1,944,415 SHARES OF

COMMON STOCK

        This prospectus supplement relates to shares of common stock, par value $.01 per share, of Citigroup Inc. that are issuable upon exercise of the outstanding Litigation Tracking WarrantsTM described herein (the "LTWs") and shares of Citigroup common stock issuable in lieu of the LTWs upon exercise of the outstanding LTW-Options (defined below). The LTWs were assumed by Citigroup in connection with its acquisition of Golden State Bancorp Inc. ("Golden State") by merging Golden State with and into a wholly owned subsidiary of Citigroup on November 7, 2002 (the "Golden State Merger"). The LTWs were originally distributed to the record holders of Golden State common stock as of May 7, 1998 (the "Record Date") and were subsequently distributed to the holders of the following securities (the "Convertible Securities") as of the Record Date upon any conversion or exercise thereof: (i) shares of Noncumulative Convertible Preferred Stock, Series A, of Golden State, (ii) Common Stock Purchase Warrants of Golden State issued under the Warrant Agreements, dated February 23, 1993 and August 15, 1993, respectively, and (iii) options to acquire stock of Golden State and its subsidiaries (the "GSB Options"). Other than the GSB Options, no Convertible Securities were outstanding at the effective time of the Golden State Merger.

        In connection with the Golden State Merger, Citigroup assumed all of the obligations of Golden State under the LTWs. The terms and conditions of the LTWs generally were unaffected by the assumption by Citigroup. However, upon exercise of an LTW in accordance with its terms, the holder thereof will be entitled to receive from Citigroup an amount in cash and shares of Citigroup common stock, instead of shares of Golden State common stock, in the same proportion of cash and shares of Citigroup common stock as the aggregate merger consideration received by holders of Golden State common stock as a result of the Golden State Merger, less the Exercise Price (as defined on Page S-6) and pursuant to other terms and subject to other conditions of the LTWs.

        The GSB Options were also assumed by Citigroup in connection with the Golden State Merger and became options (the "LTW-Options") to acquire shares of Citigroup common stock and LTWs until the occurrence of a "Triggering Event" (as defined on Page S-8). From and after a Triggering Event, the LTW-Options will be exercisable for, in addition to the underlying shares of Citigroup common stock, the same cash and stock consideration a holder would have received had such holder (a) exercised his LTW-Options and received the underlying LTWs immediately prior to the Triggering Event and (b) then exercised such LTWs after the Triggering Event. Except for the foregoing, the terms and conditions of the LTW-Options, including the exercise price, methods of exercise and expiration date, remain the same.

        The total value of cash and shares of Citigroup common stock for which the Maximum Number of Warrants (as defined on Page S-6) are exercisable is equal to the amount of the Adjusted Litigation Recovery (as defined on Page S-7), which represents 85% of the net proceeds received from the United States government as a result of a civil action filed against the government (the "Litigation") in 1990 in the United States Court of Federal Claims (the "Claims Court"). The Litigation was filed by Glendale Federal Bank, FSB ("Glendale Federal Bank"), the predecessor of California Federal Bank ("Cal Fed"), a Golden State subsidiary that Citigroup acquired indirectly in connection with the Golden State Merger (Glendale Federal Bank, its successor, Cal Fed, or Cal Fed's successor, Citibank (West), FSB, as applicable, the "Bank"). On March 7, 2005, the United States Supreme Court denied the Bank's petition for a writ of certiorari and the judgment for damages in the amount of $380,787,000 became final and not subject to any further appeal. On February 15, 2005, the Claims Court entered a judgment for costs awarding an additional $751,695 to the Bank. On March 17, 2005, the Bank received $381,538,695 in full payment of both judgments from the government.

        Under the terms of the LTWs, a Triggering Event occurred on April 5, 2005. The LTWs have become exercisable for a 60-day period, commencing April 5, 2005, the date when the exercise notice was first mailed to the LTW holders. The amount of the Adjusted Litigation Recovery, which is the total value of cash and shares of Citigroup common stock for which the Maximum Number of Warrants are exercisable, is $153,776,991. As a result, each LTW is exercisable for 0.02302 share of common stock of Citigroup and $0.6725 in cash, after deducting the Exercise Price of $.0002 per LTW. ALL LTWs WILL AUTOMATICALLY EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE 60TH DAY FOLLOWING MAILING OF THE EXERCISE NOTICE, WHICH IS JUNE 3, 2005, IF NOT EXERCISED PRIOR THERETO.

        TO EXERCISE THE LTWs, A HOLDER MUST SURRENDER TO THE WARRANT AGENT, CITIBANK, N.A. (THE "WARRANT AGENT"), CERTIFICATES REPRESENTING THE LTWs, TOGETHER WITH THE LETTER OF TRANSMITTAL ACCOMPANYING THIS PROSPECTUS SUPPLEMENT (THE "LETTER OF TRANSMITTAL"), PROPERLY COMPLETED AND EXECUTED, AND OTHER REQUIRED DOCUMENTS IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE LETTER OF TRANSMITTAL.

        If a holder holds his or her LTWs in "street name," such holder should follow his or her broker's instructions on how to exercise the LTWs.

        LTW holders should not send payment of the Exercise Price. Rather, the Exercise Price will be deducted from the amount of the cash consideration payable upon exercise of the LTWs. No fractional shares of Citigroup common stock will be issued. Instead, LTW holders will receive a cash payment representing the value of any fractional shares issuable upon such exercise.

        Citigroup common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "C."

        This prospectus supplement does not cover any resales of Citigroup common stock received upon exercise of the LTWs or the LTW-Options. No person is authorized to make any use of this prospectus supplement in connection with any such resale or in connection with any other transaction or the offer or sale of any other securities.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 5, 2005.

CITIGROUP

        Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Corporate and Investment Bank, Global Wealth Management, Global Investment Management and Proprietary Investment Activities business segments. Citigroup was incorporated in 1988 under the laws of the State of Delaware.

        The principal office of Citigroup is located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

GOLDEN STATE MERGER

        On November 7, 2002, Citigroup completed its acquisition of Golden State Bancorp Inc. by merging Golden State with and into a wholly owned subsidiary of Citigroup. In the Golden State Merger, Citigroup paid an aggregate amount of approximately $2,324,436,403 in cash (the "Aggregate Cash Consideration") and issued an aggregate of 79,539,488 shares of its common stock to holders of Golden State common stock (the "Aggregate Stock Consideration"). The "Per Share Cash Consideration" was determined to be $16.40 by dividing the Aggregate Cash Consideration by the number of shares of Golden State common stock issued and outstanding immediately prior to the Golden State Merger. The "Per Share Stock Consideration" was determined to be 0.5612 share by dividing the Aggregate Stock Consideration by the number of shares of Golden State common stock issued and outstanding immediately prior to the Merger. As a result of the Golden State Merger, Golden State became a wholly owned subsidiary of Citigroup and the surviving entity was renamed Citibank (West) Bancorp Inc. In connection with the Golden State Merger, Golden State's wholly owned subsidiary, Cal Fed, was merged with and into Citigroup's wholly owned indirect subsidiary, Citibank (West), FSB.

SELECTED HISTORICAL FINANCIAL DATA

        Citigroup is providing or incorporating by reference in this prospectus supplement its selected historical financial information. Citigroup derived this information from the consolidated financial statements of Citigroup for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement, copies of which can be obtained free of charge. See "Where You Can Find More Information" on page 6 of the accompanying prospectus.

        The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2004 and 2003 are incorporated herein by reference.

	At or for the Year Ended December 31,
	2004	2003	2002		2001		2000
	(dollars in millions, except per share amounts)
Income Statement Data:
Revenues, net of interest expense	$86,190	$77,442	$71,308		$67,367		$63,572
Income from continuing operations	17,046	17,853	13,448		13,229		12,231
Net income	17,046	17,853	15,276		14,126		13,519
Dividends declared per common share(1)	1.60	1.10	0.70		0.60		0.52
Balance Sheet Data:
Total assets	$1,484,101	$1,264,032	$1,097,590	(2)	$1,051,850	(2)	$902,610	(2)
Total deposits	562,081	474,015	430,895		374,525		300,586
Long-term debt	207,910	162,702	126,927		121,631		111,778
Total stockholders' equity	109,291	98,014	86,718		81,247		66,206

(1)
Amounts represent Citigroup's historical dividends per common share and have been adjusted to reflect stock splits.

(2)
Reclassified to conform to the current period's presentation.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of Citigroup as of December 31, 2004. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus and which can be obtained free of charge. See "Where You Can Find More Information" on page 6 of the accompanying prospectus.

        As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Citigroup since December 31, 2004 except as described herein and in the footnotes to the table below.

Outstanding at December 31, 2004
(dollars in millions)
Debt:
Investment banking and brokerage borrowings	$25,799
Short-term borrowings	30,968
Long-term debt	207,910

Total debt(1)	264,677

Stockholders' equity:
Preferred stock at aggregate liquidation value	1,125
Common stock and additional paid-in capital (net of treasury stock)(2)	8,262
Retained earnings	102,154
Accumulated other changes in equity from nonowner sources	(304)
Unearned compensation	(1,946)

Total stockholders' equity	109,291

Total capitalization	$373,968

(1)
Does not reflect the issuance by Citigroup (a) on February 22, 2005 of $2,000,000,000 of its 4.125% senior notes, (b) on February 25, 2005 of €1,250,000,000 of its 4.25% fixed rate/floating rate callable subordinated notes, and (c) on March 16, 2005 of $750,000,000 of its floating rate senior notes.

(2)
Common stock, par value U.S. $0.01 per share, 15 billion shares authorized, 5,194,642,585 shares outstanding as of December 31, 2004.

MARKET FOR THE COMMON STOCK AND THE LTWs

        Citigroup common stock is listed on the NYSE and the Pacific Exchange under the trading symbol "C." The following table sets forth, for the periods indicated, the range of high and low sales prices of Citigroup common stock.

	High	Low
Year 2005
First Quarter	$44.99	$44.05
Year 2004
First Quarter	$52.05	$47.99
Second Quarter	52.88	44.83
Third Quarter	47.47	42.99
Fourth Quarter	49.06	42.10
Year 2003
First Quarter	$38.90	$30.25
Second Quarter	45.72	34.46
Third Quarter	48.14	42.35
Fourth Quarter	49.15	44.84

        The LTWs are listed on the Nasdaq National Market under the trading symbol "GSBNZ." Upon the Expiration Date, the LTWs will expire and will be delisted and cease trading on the Nasdaq National Market. The following table sets forth, for the periods indicated, the range of high and low sales prices of the LTWs.

	High	Low
Year 2005
First Quarter	$1.75	$1.38
Year 2004
First Quarter	$1.08	$0.93
Second Quarter	1.01	0.63
Third Quarter	1.48	0.74
Fourth Quarter	1.49	1.32
Year 2003
First Quarter	$1.06	$0.90
Second Quarter	1.05	0.91
Third Quarter	1.10	1.00
Fourth Quarter	1.17	0.91

        As of March 31, 2005, there were 84,199,970 LTWs outstanding and 268,641 LTWs issuable upon exercise of the outstanding LTW-Options, or an aggregate of 84,468,611 LTWs, which is referred to herein as the "Aggregate Number of the Outstanding LTWs".

THE LITIGATION

THE LITIGATION

        The "Litigation" refers to the case against the United States government in the United States Court of Federal Claims captioned Glendale Federal Bank, FSB v. United States, No. 90-772C. It was filed on August 15, 1990 by Glendale Federal Bank. The Bank claimed that the government was in breach of its contract with the Bank regarding the calculation of regulatory capital and, separately, that the government unlawfully took the Bank's property without just compensation or due process in violation of the United States Constitution. The Bank's claims arose from changes, mandated by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, with respect to the rules for computing the Bank's regulatory capital.

        In July 1992, the Claims Court found in favor of the Bank's breach of contract claim, ruling that the government had breached its express contractual commitment to permit the Bank to include supervisory goodwill in its regulatory capital and that the Bank was entitled to seek financial compensation. On appeal, the United States Supreme Court, by a vote of 7 to 2, ruled that the government had breached its contract with the Bank and remanded the case to the Claims Court for a determination of relief.

        On August 5, 2002, the Claims Court ruled that the Bank's total reliance damages were $380,787,000. In September 2003, the government filed its appeal, and in November 2003, the Bank filed its cross-appeal. On August 9, 2004, the Court of Appeals for the Federal Circuit affirmed the Claims Court's award of reliance damages in the amount of $380,787,000.

        On November 9, 2004, the Bank filed with the United States Supreme Court its petition for a writ of certiorari, seeking the United States Supreme Court's review of an earlier decision of the Court of Appeals for the Federal Circuit denying $528,161,000 in restitution damages originally awarded by the Claims Court in addition to the $380,787,000 in reliance damages. On March 7, 2005, the United States Supreme Court denied the Bank's petition for a writ of certiorari and the judgment for damages in the amount of $380,787,000 became final and not subject to any further appeal. On February 15, 2005, the Claims Court entered a separate judgment award for costs in the amount of $751,695 to the Bank. On March 17, 2005, the Bank received $381,538,695 in full payment of the judgment for damages and the judgment for costs (the "Payment") from the government.

MANAGEMENT OF THE LITIGATION

        Pursuant to a litigation management agreement among Golden State, Glendale Federal Bank, Cal Fed and the Litigation Managers (as defined below), dated as of February 4, 1998 (the "Litigation Management Agreement"), the board of directors of Golden State established a committee of individuals who, at that time, were members of the board of directors of Golden State (the "Glendale Committee"), and delegated its powers and rights to the Glendale Committee with respect to all matters related to the Litigation and the LTWs. Two individuals were appointed as litigation managers (the "Litigation Managers") and granted authority, subject to the oversight of the Glendale Committee, to prosecute, pursue and manage the Litigation, and to oversee the matters related to the LTWs and the recovery, disposition or other handling of the proceeds of the Litigation and any expenses thereof in accordance with the provisions of the Litigation Management Agreement. The members of the Glendale Committee are not members of the board of directors of the successor to Golden State or of the Bank.

        The Litigation Managers are entitled to receive compensation, expenses and fees pursuant to the Litigation Management Agreement and, in determining the Adjusted Litigation Recovery, such amounts are treated as an expense of the Litigation.

        The description of the provisions of the Litigation Management Agreement set forth above is not complete. A complete copy of the Litigation Management Agreement, which was filed as an exhibit to Golden State's Proxy Statement on Schedule 14A, dated as of March 4, 1998, is posted at http://www.citigroup.com/citigroup/fin/faq.htm under the section relating to "Acquisition of Golden State Bancorp" and can be obtained by calling the Warrant Agent at 1-888-250-3985 or 1-816-843-4281, if calling from outside the U.S. or Canada.

DESCRIPTION OF THE LTWs
AND CERTAIN LTW-RELATED ASPECTS OF THE LTW-OPTIONS

GENERAL

        The LTWs were issued pursuant to a 1998 warrant agreement entered into between Golden State and ChaseMellon Shareholder Services, L.L.C., as warrant agent. In connection with the Golden State Merger and pursuant to an assignment, assumption and amendment agreement, dated as of November 7, 2002 (the "First Amendment"), the original warrant agreement was amended to clarify certain matters (as so amended, the "Amended Warrant Agreement"). Citigroup assumed all of Golden State's rights and obligations under the Amended Warrant Agreement and Golden State was released from all obligations thereunder.

        On March 17, 2005, the Amended Warrant Agreement was further amended (the "Second Amendment") to provide that, upon any exercise of the LTWs in which LTW holders are entitled to receive cash consideration upon such exercise, LTW holders need not make a cash payment of the Exercise Price to Citigroup; rather, Citigroup will deduct the Exercise Price from the amount of cash payment that each LTW holder is entitled to receive with respect to each LTW being exercised (the Amended Warrant Agreement, as amended by the Second Amendment, the "Warrant Agreement").

        Pursuant to the Warrant Agreement and the GSB Options, record holders of the GSB Options as of the Record Date are also entitled to receive LTWs upon exercise of the GSB Options. In connection with the Golden State Merger, the GSB Options were assumed by Citigroup and became options to acquire shares of Citigroup common stock and LTWs until the occurrence of the Triggering Event. From and after a Triggering Event, the LTW-Options will be exercisable for, in addition to the underlying shares of Citigroup common stock, the same cash and stock consideration a holder would have received had such holder (a) exercised his LTW-Options and received the underlying LTWs immediately prior to the Triggering Event and (b) then exercised such LTWs after the Triggering Event. Since the Exercise Price will be deducted from the cash payment for the LTWs, there will be no increase in the exercise price of the LTW-Options to account for the Exercise Price of the LTWs. Except for the foregoing, terms and conditions of the LTW-Options, including the exercise price, methods of exercise and expiration date, remain the same. Unlike the LTWs, which will expire and no longer be exercisable after June 3, 2005, as long as an LTW-Option is exercisable under the terms of the option, it can be exercised at any time and will entitle the holder thereof to receive, in lieu of each LTW, the same consideration as an LTW holder which consists of 0.02302 share of Citigroup stock and $0.6725 net cash payment after deducting the exercise price for each LTW, in addition to shares of Citigroup stock underlying such LTW-Option.

        The following is a summary of the material provisions of the Warrant Agreement, the LTWs and certain LTW-related aspects of the LTW-Options and is not complete. The original Warrant Agreement was filed as an exhibit to Golden State's Registration Statement on Form S-3 (File No. 333-47309), dated as of April 22, 1998 and copies of the original Warrant Agreement and the subsequent Amendments are posted at http://www.citigroup.com/citigroup/fin/faq.htm under the section relating to "Acquisition of Golden State Bancorp" and can be obtained by calling the Warrant Agent at 1-888-250-3985 or 1-816-843-4281, if calling from outside the U.S. or Canada.

CALCULATION OF THE STOCK AND CASH
PAYABLE UPON EXERCISE OF THE LTWS AND THE LTW-OPTIONS

        On April 5, 2005, the LTWs became exercisable pursuant to the terms and subject to the conditions of the Warrant Agreement and the LTWs. Upon exercise of the LTWs, LTW holders will be entitled to receive shares of Citigroup common stock and a cash payment in the amounts described below. The amount of the Adjusted Litigation Recovery is $153,776,991, which is the total value of cash and shares of Citigroup common stock for which the Maximum Number of Warrants are exercisable. The Maximum Number of Warrants is 85,759,465, which is the number of LTWs issued or reserved for issuance on the Record Date. The amount of Adjusted Litigation Recovery into which each LTW becomes exercisable (the "Per Warrant Value") is equal to $1.7931, which is calculated by dividing the Adjusted Litigation Recovery by the Maximum Number of Warrants.

        Citigroup will pay the Per Warrant Value, upon exercise of the LTWs, in shares of Citigroup common stock and in cash. Each LTW is exercisable for 0.02302 share of Citigroup common stock, which is determined by multiplying the Per Share Stock Consideration by the Exercise Ratio (described below). In addition, each LTW is exercisable for $0.6725 in cash, which is determined by multiplying the Per Share Cash Consideration by the Exercise Ratio, less the Exercise Price. The Exercise Ratio is calculated by dividing the Per Warrant Value by the sum of (i) the Adjusted Market Value of Citigroup common stock, which is $48.67 per share, multiplied by the Per Share Stock Consideration and (ii) the Per Share Cash Consideration.

        The exercise price for each LTW (the "Exercise Price") is equal to the product of the par value of the Citigroup common stock and the number of shares of Citigroup common stock for which each LTW is exercisable.

        The following is an illustration of the calculations:

        Thus, each LTW will entitle the holder thereof to obtain (i) a number of shares of Citigroup common stock equal to the product of the Per Share Stock Consideration and the Exercise Ratio and (ii) an amount in cash equal to the product of the Per Share Cash Consideration and the Exercise Ratio, less the Exercise Price.

  Number of Shares of Citigroup Common Stock per LTW

    =
    0.04102 (Exercise Ratio) × 0.5612 (Per Share Stock Consideration)
    =
    0.02302 share of Citigroup Common Stock per LTW

  Exercise Price

    =
    $0.01 (Par Value of Citigroup Common Stock) × 0.02302 (Number of Shares of Citigroup Common Stock per LTW)

    =
    $0.0002 per LTW

  Net Amount of Cash per LTW

    =
    0.04102 (Exercise Ratio) × $16.40 (Per Share Cash Consideration)–$0.0002 (Exercise Price)
    =
    $0.6725 per LTW

        In summary, the Exercise Price is $0.0002 per LTW and each LTW is exercisable for 0.02302 share of Citigroup common stock and $0.6727 in cash, or $0.6725 in cash per LTW after deduction of the Exercise Price.

        Based on the Aggregate Number of the Outstanding LTWs of 84,468,611, the outstanding LTWs and LTW-Options are exercisable for an aggregate of 1,944,415 shares of Citigroup common stock and an aggregate amount of cash equal to $56,821,822, or $56,802,378 after deduction of the aggregate Exercise Price (without taking into consideration the underlying shares of Citigroup common stock issuable upon exercise of the LTW-Options and the exercise price of the LTW-Options).

        UNLESS EXERCISED, THE LTWs WILL AUTOMATICALLY EXPIRE AND CEASE TO BE EXERCISABLE AT 5:00 P.M., NEW YORK CITY TIME, ON THE 60TH DAY FOLLOWING THE MAILING OF THE EXERCISE NOTICE TO HOLDERS OF THE LTWs, WHICH IS JUNE 3, 2005 (THE "EXPIRATION DATE").

        Holders of the LTWs have no right to vote on matters submitted to the stockholders of Citigroup and have no right to receive dividends or other distributions on Citigroup common stock prior to the exercise of the LTWs. Holders of the LTWs would not be entitled to share in the assets of Citigroup in the event of the liquidation, dissolution or winding up of Citigroup's affairs.

THE ADJUSTED LITIGATION RECOVERY

        The amount of "Adjusted Litigation Recovery" is $153,776,991, which is equal to 85% of the amount obtained from the following equation:

  •
  the Payment, the total cash payment of $381,538,695 actually received by the Bank, minus

  •
  the sum of the following:

  (i)
  the aggregate expenses incurred by or on behalf of the Bank in prosecuting the Litigation and obtaining the Payment, including, without limitation, that portion of the costs and expenses incurred pursuant to the Litigation Management Agreement that is attributable to the Litigation;

    (ii)
    the aggregate expenses incurred by the Bank, Golden State and Citigroup in connection with the creation, issuance and trading of the LTWs, including, without limitation, legal, financial advisory and accounting fees and the fees and expenses of the Warrant Agent; and

    (iii)
    an amount equal to the net Payment, which equals the Payment less the expenses described in the preceding clauses (i) and (ii), multiplied by the highest, combined statutory rate of federal, state and local income taxes applicable to Citibank (West) Bancorp Inc., the legal successor to Golden State by merger, during the current tax year, which is approximately 42%.

        The aggregate amount of expenses contemplated by clauses (i) and (ii) above is approximately $69,370,239. The amounts deducted from the Payment to calculate the amount of the Adjusted Litigation Recovery were determined by Citigroup through the Glendale Committee pursuant to the Litigation Management Agreement and are final, conclusive and binding on all holders of the LTWs.

DETERMINATION OF THE ADJUSTED MARKET VALUE

        The Adjusted Market Value of shares of Citigroup common stock is $48.67, which was determined on February 15, 2005, the 30th calendar day prior to March 17, 2005, the date on which the Bank received the Payment (the "Determination Date").

        According to the Warrant Agreement, the "Adjusted Market Value" on the Determination Date is equal to the average of the daily Closing Prices (as defined below) for the 30 consecutive trading days ending on and including the Determination Date, which is equal to $48.68 per share, minus the par value of Citigroup common stock, which is $.01 per share.

        The term "Closing Price" means the closing sale price regular way (with any relevant due bills attached) on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached), in each case on the NYSE Consolidated Tape.

EXERCISE OF THE LTWs

        Subject to the procedures established by Citigroup and described herein, holders of the LTWs are entitled to exercise their LTWs only after the occurrence of all of the following:

  •
  receipt by the Bank of the full Payment;

  •
  calculation by the Bank of the full amount of the Adjusted Litigation Recovery; and

  •
  receipt by Citigroup of all regulatory approvals necessary to issue shares of its common stock upon exercise of the LTWs, including the effectiveness of a registration statement relating to the issuance of such shares under the Securities Act of 1933, as amended.

        The occurrence of all of the events described above is referred to as the "Triggering Event," which occurred on April 5, 2005.

        Holders of the LTWs are not entitled to any interest or additional shares of Citigroup common stock for the period of time between the date on which the Bank received the Payment in connection with the Litigation and the date on which the LTWs become exercisable.

        Upon the occurrence of the Triggering Event, Citigroup issued a press release and mailed a notice to each record holder of the LTWs, stating:

  •
  that a Triggering Event has occurred and the LTWs have become exercisable for a 60-day period, commencing April 5, 2005,

  •
  that based on the Aggregate Number of the Outstanding LTWs, the outstanding LTWs and LTW-Options are exercisable for an aggregate of 1,944,415 shares of Citigroup common stock and an aggregate amount of cash equal to $56,821,822, or $56,802,378 after deduction of the aggregate Exercise Price (without taking into consideration the underlying shares of Citigroup common stock issuable upon exercise of the LTW-Options and the exercise price of the LTW-Options),

  •
  that each LTW is exercisable for 0.02302 share of Citigroup common stock and $0.6727 in cash, or $0.6725 in cash per LTW after deduction of the Exercise Price,

  •
  that the Exercise Price is $0.0002 per LTW (which will be deducted from the $0.6727 in cash payable upon exercise of each LTW),

  •
  the manner in which the LTWs are exercisable and

  •
  THAT THE EXPIRATION DATE IS JUNE 3, 2005, THE 60TH DAY FOLLOWING THE MAILING OF THE EXERCISE NOTICE, AFTER WHICH THE LTWs WILL NO LONGER BE EXERCISABLE.

        Each LTW holder who exercises the LTWs must surrender to the Warrant Agent certificates representing the LTWs being exercised, together with the Letter of Transmittal, properly completed and executed, in accordance with the instructions printed on the Letter of Transmittal. If a holder holds his or her LTWs in "street name," such holder should follow his or her broker's instructions on how to exercise the LTWs.

        An LTW holder whose warrant certificate has been lost, stolen or destroyed must surrender to the Warrant Agent, in addition to the properly completed and executed Letter of Transmittal, appropriate evidence as to the ownership of that certificate by the claimant and appropriate and customary indemnification, as described in the Letter of Transmittal.

        If an LTW holder cannot deliver his or her LTWs to the Warrant Agent before the Expiration Date, such holder may use guaranteed delivery procedures, but only if such holder surrenders his or her LTWs by book-entry transfer through the facilities of DTC. Accordingly, in order to use the guaranteed delivery procedures, a holder of LTWs must either be a DTC participant or make arrangements with a DTC participant.

        Holders should not send payment of the Exercise Price. Rather, the Exercise Price will be deducted from the amount of the cash consideration payable upon exercise of the LTWs. Upon receipt of the LTW certificate(s) and a properly completed and executed Letter of Transmittal, the Warrant Agent will deliver or cause to be delivered to the holder or its designee, a statement representing the number of whole shares of Citigroup common stock issuable to such holder in respect of all LTWs being exercised by such holder and the amount of cash which such holder is entitled to receive upon exercise of the LTWs, less the aggregate amount of the Exercise Price of the LTWs being exercised.

        Subject to the automatic expiration of the LTWs at 5:00 p.m., New York City time, on June 3, 2005, if less than all of the LTWs evidenced by an LTW certificate are exercised, a new LTW certificate will be issued for the number of LTWs not exercised. Any such new LTW certificates will be issued in global form or registered form as definitive certificates. No service charge will be made for registration of transfer or exchange upon surrender of any LTW certificate at the office of the Warrant Agent maintained for that purpose. Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of LTW certificates.

FRACTIONAL SHARES

        No fractional shares of Citigroup common stock will be issued upon exercise of the LTWs. If more than one LTW is exercised at the same time by the same holder, the number of full shares of Citigroup common stock issuable upon such exercise will be computed on the basis of the aggregate number of such shares issuable pursuant thereto. If any fraction of a share would, subject to the foregoing provision, be issuable upon the exercise of any LTW (or specified portion thereof), the LTW holder will receive an amount in cash equal to $48.68 (the sum of the Adjusted Market Value and the par value of Citigroup common stock) multiplied by such fraction.

EXERCISE OF THE LTW-OPTIONS

        After the occurrence of the Triggering Event, no LTWs will be issued upon exercise of the LTW-Options. Holders who exercise their LTW-Options after the occurrence of the Triggering Event will receive $0.6725 in cash and 0.02302 share of Citigroup common stock in lieu of each LTW that they would have been entitled to receive prior to the Triggering Event, in addition to shares of Citigroup common stock underlying the LTW-Options. Except for the foregoing, all terms and conditions of the LTW-Options, including the exercise price, methods of exercise and expiration date of the LTW-Options remain the same. Unlike the LTWs, which will expire and no longer be exercisable after June 3, 2005, as long as an LTW-Option is exercisable under the terms of the option, it can be exercised at any time and will entitle the holder thereof to receive, in lieu of each LTW, the same consideration as an LTW holder which consists of 0.02302 share of Citigroup stock and $0.6725 net cash payment after deducting the exercise price for each LTW, in addition to shares of Citigroup stock underlying such LTW-Option.

ADJUSTMENTS

        In case of certain reclassifications, redesignations, reorganizations or changes in the outstanding shares of Citigroup common stock or consolidations or mergers of Citigroup with another entity or the sale of all or substantially all of the assets of Citigroup, each LTW shall thereafter be exercisable for the right to receive, in addition to cash, the kind of shares of stock or other securities or property into which Citigroup common stock was converted or for which Citigroup common stock was exchanged or which was distributed to the holders of Citigroup common stock in such transaction or event in accordance with the terms and conditions of the Warrant Agreement and the LTWs.

RIGHTS OF LTW HOLDERS

        All rights of action in respect of the LTWs are vested in the respective registered holders of the LTWs; provided, however, that no registered holder of the LTWs has the right to enforce, institute or maintain any suit, action or proceeding against Citigroup to enforce, or otherwise act in respect of, the LTWs, unless:

  •
  such registered holder of the LTWs has previously given written notice to Citigroup of the substance of such dispute, and the registered holders of the LTWs of at least 25% in interest of the issued and outstanding LTWs have given written notice to Citigroup of their support for the institution of such proceedings to resolve such dispute,

  •
  written notice of the substance of such dispute and of the support for the institution of such proceeding by such holders has been provided by Citigroup to the Warrant Agent, and

  •
  the Warrant Agent has not instituted appropriate proceedings with respect to such dispute within 30 days following the date of such written notice to the Warrant Agent.

        Except in the manner described above for the equal and ratable benefit of all registered holders of the LTWs,

  •
  no one or more holders of the LTWs have the right in any manner whatsoever to affect, disturb or prejudice the rights of any other holders of the LTWs, or to obtain or to seek to obtain priority or preference over any other holders of the LTWs or to enforce any rights of holders of the LTWs; and

  •
  no holders of the LTWs have the right to enforce, institute or maintain any suit, action or proceeding to enforce, or otherwise act in respect of, the LTWs.

        Holders of the LTWs have no voting rights, no liquidation preference and no rights to dividends or other distributions from Citigroup in their capacity as holders of the LTWs.

RESERVATION OF SHARES

        By assuming the Warrant Agreement, Citigroup has agreed that it will use its best efforts to cause to be reserved and kept available out of its authorized and unissued shares of common stock or shares of common stock held in its treasury, such number of shares of Citigroup common stock as will be sufficient to permit the exercise in full of all outstanding LTWs. Citigroup is authorized to issue up to 15 billion shares of common stock and has a sufficient number of authorized and unissued shares of common stock or shares of common stock held in its treasury to permit the exercise in full of all LTWs outstanding.

        The Warrant Agreement provides that shares of Citigroup common stock to be issued upon exercise of the LTWs will, upon such issuance, be fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests, created by or through Citigroup, with respect to the issuance thereof.

AMENDMENT

        From time to time, Citigroup and the Warrant Agent, without the consent of holders of the LTWs, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of holders of the LTWs will require the written consent of the holders of a majority of the then outstanding LTWs. The consent of each holder of the LTWs affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares issuable upon exercise of LTWs would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement).

REPORTS

        So long as any of the LTWs remain outstanding and prior to the Expiration Date of the LTWs, Citigroup shall cause copies of its annual report to stockholders and all other documents which are provided to holders of its common stock generally to be promptly delivered to the Warrant Agent and holders of the LTWs.

THE WARRANT AGENT

        Citibank, N.A., a subsidiary of Citigroup, is the Warrant Agent for the LTWs. The Warrant Agent maintains books for registration and transfer of the LTWs. Any questions or requests for assistance or for additional copies of this prospectus supplement and the accompanying prospectus, the Letter of Transmittal or related documents may be directed to the Warrant Agent at 1-888-250-3985 or 1-816-843-4281, if calling from outside the U.S. or Canada.

        All LTW certificates, properly completed and executed Letters of Transmittal and other documents to effect the exercise of LTWs should be sent to the Warrant Agent at one of the following addresses:

By Mail: (First Class, Registered or Certified)	By Overnight Courier: (FedEx, Airborne, UPS, DHL, USPS Express Mail)	By Hand:
Citibank, N.A. Attn: Corporate Actions P.O. Box 43034 Providence, RI 02940-3034	Citibank, N.A. Attn: Corporate Actions 66 Brooks Drive Braintree, MA 02184	Citibank, N.A. 17 Battery Place 11th Floor New York, NY 10004

P R O S P E C T U S

May Offer—

$33,514,820,000

Debt Securities
Common Stock Warrants
Index Warrants
Preferred Stock
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Common Stock

        Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not deposits or savings accounts but are unsecured obligations of Citigroup. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

September 2, 2004

PROSPECTUS SUMMARY

        This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

  •
  this prospectus, which explains the general terms of the securities that Citigroup may offer;

  •
  the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

  •
  the documents referred to in "Where You Can Find More Information" on page 6 for information on Citigroup, including its financial statements.

Citigroup Inc.

        Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

        Citigroup's principal executive office is at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

The Securities Citigroup May Offer

        Citigroup may use this prospectus to offer up to $33,514,820,000 of:

  •
  debt securities;

  •
  common stock warrants;

  •
  index warrants;

  •
  preferred stock;

  •
  depositary shares;

  •
  stock purchase contracts;

  •
  stock purchase units; and

  •
  common stock.

        A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

Debt Securities

        Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup's notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

        The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are included or incorporated by reference in Citigroup's registration statement No. 333-117615, Citigroup's most recent annual report on Form 10-K, Citigroup's quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup's current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 6.

  General Indenture Provisions that Apply to Senior and Subordinated Debt

  •
  Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup's ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities."

  •
  The senior debt indenture allows for different types of debt securities, including indexed securities, to be issued in series.

  •
  The indentures allow Citigroup to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company generally would be required to assume Citigroup's responsibilities for the debt. Unless the transaction resulted in a default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

  •
  The indentures provide that holders of 66 2/3% of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Citigroup's obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder affected consents to the change.

  •
  Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup's obligations under the particular securities when due.

  •
  The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

  Events of Default and Defaults

        The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

  •
  failure to pay principal when due;

  •
  failure to pay required interest for 30 days;

  •
  failure to make a required scheduled installment payment for 30 days;

  •
  failure to perform other covenants for 90 days after notice;

  •
  certain events of insolvency or bankruptcy, whether voluntary or not; and

  •
  any additional events as may be set forth in the applicable prospectus supplement.

        Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default which is not also an event of default.

  Remedies

        Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

        Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

Common Stock Warrants

        Citigroup may issue common stock warrants independently or together with any securities. Citigroup will issue any common stock warrants under a separate common stock warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the common stock warrant agreement, which will be filed as an exhibit to one of Citigroup's future current reports and incorporated by reference in its registration statement No. 333-117615. You can receive copies of these documents by following the directions on page 6.

        Common stock warrants are securities pursuant to which Citigroup may sell or purchase common stock. The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement.

Index Warrants

        Citigroup may issue index warrants independently or together with debt securities. Citigroup will issue any series of index warrants under a separate index warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup's future current reports and incorporated by reference in its registration statement No. 333-117615. You can receive copies of these documents by following the directions on page 6.

        Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

        The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

        Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market or the Chicago Board Options Exchange.

        The index warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

        Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

Preferred Stock

        Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

        Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup's common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

        Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup's registration statement No. 333-117615. You can receive copies of this document by following the directions on page 6.

Stock Purchase Contracts and Stock Purchase Units

        Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of debt securities, capital securities, junior subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

Common Stock

        Citigroup may issue common stock, par value $.01 per share. Holders of common stock are entitled to receive dividends when declared by Citigroup's board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Use of Proceeds

        Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

Plan of Distribution

        Citigroup may sell the offered securities in any of the following ways:

  •
  to or through underwriters or dealers;

  •
  by itself directly;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

        If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

        Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Citigroup Global Markets Inc. These broker-dealer subsidiaries also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

Ratio of Income to Fixed Charges and
Ratio of Income to Combined Fixed Charges
Including Preferred Stock Dividends

        The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the six months ended June 30, 2004 and each of the five most recent fiscal years.

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of income to fixed charges (excluding interest on deposits)	2.53	3.43	2.57	2.00	1.82	1.90
Ratio of income to fixed charges (including interest on deposits)	1.92	2.48	1.95	1.64	1.52	1.56
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.51	3.40	2.54	1.98	1.81	1.88
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.91	2.47	1.94	1.63	1.52	1.55

Where You Can Find More Information

        As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333-117615) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2003;

  (b)
  Current Report on Form 8-K filed on May 14, 2004 (conforming Citigroup's business segment results to reflect the implementation of the Risk Capital Allocation Methodology);

  (c)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  (d)
  Current Reports on Form 8-K filed on January 12, 2004, January 15, 2004, January 20, 2004, February 9, 2004, February 10, 2004, March 29, 2004, April 2, 2004, May 5, 2004, May 10, 2004, May 13, 2004, May 14, 2004, May 27, 2004, June 4, 2004, June 9, 2004, June 21, 2004, July 15, 2004, July 16, 2004, July 20, 2004, July 29, 2004 and August 11, 2004 and;

  (e)
  Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.

        All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

              Citigroup Document Services
              140 58th Street, Suite 7i
              Brooklyn, NY 11220
              (877) 936-2737 (toll free)
              (718) 765-6514 (outside the U.S.)

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup has not authorized anyone to provide you with different information. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

        This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup's management's beliefs and assumptions and on information currently available to Citigroup's management. Forward-looking statements include information concerning Citigroup's possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

CITIGROUP INC.

        Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

        Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

        Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

        The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

USE OF PROCEEDS AND HEDGING

        General.    Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

  •
  funding the business of its operating units;

  •
  funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

  •
  financing possible acquisitions or business expansion; and

  •
  lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

        Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

        Use of Proceeds Relating to Index Warrants and Indexed Notes.    Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

        Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques that help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

        In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

        If Citigroup or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

        Citigroup has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities will not affect such prices or values. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

EUROPEAN MONETARY UNION

        The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries that are member states of the European Union that have adopted or adopt the single euro currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time) (the "participating member states").

        The current twelve participating member states are: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Other member states of the European Union may also become participating member states.

DESCRIPTION OF DEBT SECURITIES

        The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 (No. 333-117615) under the Securities Act of 1933 of which this prospectus forms a part.

        The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

        Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York, and the trustee under the subordinated debt indenture will be J.P. Morgan Trust Company, N.A. Citigroup has appointed Citibank, N.A. to act as paying agent under each indenture.

General

        The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

        United States federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount or a premium will be described in the applicable prospectus supplement.

        Because Citigroup is a holding company, the claims of creditors of Citigroup's subsidiaries will have a priority over Citigroup's equity rights and the rights of Citigroup's creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

        The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

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  the title of the debt securities;

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  whether the debt securities will be senior or subordinated debt;

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  the indenture under which the debt securities are being issued;

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  the total principal amount of the debt securities;

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  the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

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  the maturity date or dates;

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  the interest rate or the method of computing the interest rate;

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  the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

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  if other than in United States dollars, the currency or currency unit in which payment will be made;

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  if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

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  if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

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  if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

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  the location where payments on the debt securities will be made;

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  the terms and conditions on which the debt securities may be redeemed at the option of Citigroup;

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  any obligation of Citigroup to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

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  if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

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  any provisions for the discharge of Citigroup's obligations relating to the debt securities by deposit of funds or United States government securities;

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  whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

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  the date of any global security if other than the original issuance of the first debt security to be issued;

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  any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

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  whether the securities are to be issued in registered form, bearer form, or both; and

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  any other specific terms of the debt securities (Section 2.02).

        The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of Citigroup will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Citigroup to be received by the holders of such series of debt securities may be adjusted.

        The senior debt securities will be issued only in registered form. The subordinated debt securities may be issued in registered form, bearer form, or both. If bearer securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations applicable to such bearer securities will be described in the applicable prospectus supplement. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 (Section 2.01). The prospectus supplement relating to offered securities denominated in a foreign currency will specify the denomination of the offered securities.

        The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 2.05) Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Distributions on the debt securities other than those represented by global notes or bearer securities will be made in U.S. dollars against surrender of the debt securities at the principal office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments in U.S. dollars will be made at the principal trust office of the paying agent in New York City, or by a check mailed to the holder at his registered address (Sections 2.01 and 5.02). Payments in any other manner will be specified in the prospectus supplement.

Senior Debt

        The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Citigroup except subordinated debt.

Subordinated Debt

        The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Citigroup.

        If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

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  securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

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  payments made from a defeasance trust as described below.

        If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (Subordinated Debt Indenture, Section 14.01).

        "Senior Indebtedness" means:

  (1)
  the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under the senior debt indenture, as the same may be amended, modified or supplemented from time to time;

  (2)
  all capital lease obligations of Citigroup;

  (3)
  all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

  (4)
  all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

  (5)
  all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

  (6)
  all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

  (7)
  all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

        but Senior Indebtedness does not include:

  (A)
  any indebtedness issued prior to July 23, 2004 under the subordinated debt indenture;

  (B)
  any indebtedness issued by Citigroup under an indenture with Bank One Trust Company, N.A., dated as of July 17, 1998, as supplemented;

  (C)
  any indebtedness issued to a Citigroup Trust before May 31, 2004 under the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, as supplemented (the "1996 junior subordinated debt indenture");

  (D)
  any guarantee entered into by Citigroup before May 31, 2004 in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust to which Citigroup issued any indebtedness under the 1996 junior subordinated debt indenture; and

  (E)
  any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup's Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

        "Citigroup Trust" means each of Citigroup Capital II, Citigroup Capital VI, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII and Citigroup Capital XIII, each a Delaware statutory business trust.

        "Junior Subordinated Debt" means Citigroup's:

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  6.10% Junior Subordinated Deferrable Interest Debentures due September 30, 2033;

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  6.00% Junior Subordinated Deferrable Interest Debentures due February 14, 2033;

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  6.950% Junior Subordinated Deferrable Interest Debentures due September 15, 2031;

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  7 1/8% Junior Subordinated Deferrable Interest Debentures due July 31, 2031;

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  6 7/8% Junior Subordinated Deferrable Interest Debentures due March 15, 2029;

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  7 3/4% Junior Subordinated Deferrable Interest Debentures due December 1, 2036;

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  other notes or other obligations which may be issued under the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, as trustee; and

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  indebtedness that is by its terms subordinated to, or ranks on an equal basis with, the Junior Subordinated Debt.

        "Capital Securities Guarantees" means the guarantees issued by Citigroup in connection with:

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  the 6.10% Capital Securities of Citigroup Capital X;

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  the 6.00% Capital Securities of Citigroup Capital IX;

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  the 6.950% Capital Securities of Citigroup Capital VIII;

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  the 7 1/8% Capital Securities of Citigroup Capital VII;

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  the 6 7/8% Capital Securities of Citigroup Capital VI;

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  the 7 3/4% Trust Preferred Securities of Citigroup Capital II; and

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  any existing or future preferred or preference stock, including capital securities, that is by its terms subordinated to, or ranks on an equal basis with, the Capital Securities.

Covenants

        Limitations on Liens.    The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at Citigroup's option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 5.04). The subordinated debt indenture does not contain a similar provision.

        "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

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  Citigroup's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

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  Citigroup's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

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  Citigroup's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

        "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

        "Voting Stock" means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Sections 1.02 and 5.04).

        Limitations on Mergers and Sales of Assets.    The indentures provide that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

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  either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

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  in the case of the senior debt indenture or if provided in the applicable prospectus supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Senior Debt Indenture, Sections 5.05 and 14.01; Subordinated Debt Indenture, Section 15.01).

        Limitations on Future Issuances of Subordinated Debt Securities under the Subordinated Debt Indenture.    The subordinated debt indenture provides that any subordinated debt securities issued under the subordinated debt indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup's Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

        Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

        Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

        Citigroup and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

        No such modification may, without the consent of the holder of each security so affected:

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  change the fixed maturity of any such securities;

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  reduce the rate of interest on such securities;

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  reduce the principal amount of such securities or the premium, if any, on such securities;

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  reduce the amount of the principal of any securities issued originally at a discount;

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  change the currency in which any such securities are payable; or

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  impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

        In addition, no such modification may:

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  reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

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  change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Sections 13.01 and 13.02).

        In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 13.02).

Events of Default and Defaults

        Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

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  failure to pay required interest on any debt security of such series for 30 days;

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  failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

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  failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

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  failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

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  certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 6.01; Subordinated Debt Indenture, Section 6.07).

        Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default that is not also an event of default (Subordinated Debt Indenture, Sections 6.01 and 6.02).

        If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 5.06; Subordinated Debt Indenture, Section 5.04).

        No event of default regarding one series of senior debt securities issued under the senior debt indenture is necessarily an event of default regarding any other series of senior debt securities (Senior Debt Indenture, Section 6.02).

        Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 10.01).

        If an event of default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

        Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

        Senior Debt Indenture.    If so specified when the senior debt securities of a particular series are created, after Citigroup has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

  •
  will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as "defeasance and discharge;" or

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  will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such senior debt securities, relating to the senior debt securities of such series, which is known as "covenant defeasance."

        In the case of covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no United States federal income tax consequences as a result of such deposit.

        When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

        The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (Senior Debt Indenture, Sections 11.03 and 11.04).

        Under current United States federal income tax law, defeasance and discharge should be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's adjusted tax basis for the senior debt securities deemed exchanged, except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

        Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities.

        Subordinated Debt Indenture.    The defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture are substantially the same as those described above for the senior debt indenture (Subordinated Debt Indenture, Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

        Under the subordinated debt indenture, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and discharge or covenant defeasance and that United States federal income tax would be imposed on the holders in the same manner as if such defeasance and discharge had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service.

Concerning the Trustees

        Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

DESCRIPTION OF COMMON STOCK WARRANTS

        The following briefly summarizes the material terms and provisions of the common stock warrants. You should read the particular terms of the common stock warrants that are offered by Citigroup, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the common stock warrants being offered. The prospectus supplement may add, update or change the terms and conditions of the common stock warrants as described in this prospectus.

        Citigroup may offer common stock warrants pursuant to which it may sell or purchase common stock. Common stock warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The common stock warrants will be issued under common stock warrant agreements to be entered into between Citigroup and a bank or trust company, as common stock warrant agent. Except as otherwise stated in a prospectus supplement, the common stock warrant agent will act solely as the agent of Citigroup under the applicable common stock warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of common stock warrants. A copy of the form of common stock warrant agreement, including the form of common stock warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the common stock warrant agreement and the common stock warrant certificate for provisions that may be important to you.

General

        The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the common stock warrants;

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  the offering price of the common stock warrants;

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  the aggregate number of common stock warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the designation and terms of the common stock with which the common stock warrants are issued, and the number of common stock warrants issued with each share of common stock;

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  the date, if any, on and after which the common stock warrants and the related common stock will be separately transferable;

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  the minimum or maximum number of the common stock warrants that may be exercised at any one time;

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  the date on which the right to exercise the common stock warrants will commence and the date on which the right will expire;

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  a discussion of United States federal income tax, accounting or other considerations applicable to the common stock warrants;

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  anti-dilution provisions of the common stock warrants, if any;

  •
  redemption or call provisions, if any, applicable to the common stock warrants; and

  •
  any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

No Rights as Stockholders

        Holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

Merger, Consolidation, Sale or Other Disposition

        If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the common stock warrant agreement and the related common stock warrants. Citigroup will then be relieved of any further obligation under the common stock warrant agreement and common stock warrants.

DESCRIPTION OF INDEX WARRANTS

        The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

        Index warrants may be issued independently or together with debt securities and may be attached to, or separate from, any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

General

        The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of such series.

        Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

  •
  one or more specified securities or securities indices;

  •
  one or more specified foreign currencies or currency indices;

  •
  a combination thereof; or

  •
  changes in such measure or differences between two or more such measures.

        The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

        If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

        The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise.

        You should read the prospectus supplement applicable to a series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

        The applicable prospectus supplement relating to a series of index warrants will describe the following:

  •
  the aggregate number of such index warrants;

  •
  the offering price of such index warrants;

  •
  the measure or measures by which payment or distribution on such index warrants will be determined;

  •
  certain information regarding the underlying securities, foreign currencies or indices;

  •
  the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

  •
  the date on which the index warrants may first be exercised and the date on which they expire;

  •
  any minimum number of index warrants exercisable at any one time;

  •
  any maximum number of index warrants that may, at Citigroup's election, be exercised by all warrant holders or by any person or entity on any day;

  •
  any provisions permitting a warrant holder to condition an exercise of index warrants;

  •
  the method by which the index warrants may be exercised;

  •
  the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

  •
  the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

  •
  the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

  •
  the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

  •
  any national securities exchange on, or self-regulatory organization with, which such index warrants will be listed;

  •
  any provisions for issuing such index warrants in certificated form;

  •
  if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

  •
  any other terms of such index warrants.

        Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

Listing

        Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

Modification

        The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

  •
  curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

  •
  maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

  •
  registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

  •
  for any other purpose that Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

        Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

  •
  changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

  •
  shortens the period of time during which the index warrants may be exercised;

  •
  otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

  •
  reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

Merger, Consolidation, Sale or Other Disposition

        If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants.

Enforceability of Rights by Warrant Holders

        Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf his right to exercise, and to receive payment for, its index warrants.

DESCRIPTION OF CAPITAL STOCK

General

        As of the date of this prospectus, Citigroup's authorized capital stock consists of 15 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup's common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup's certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

Common Stock

        As of June 30, 2004, Citigroup had outstanding approximately 5.18 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup's stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

        Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Citibank, N.A. The common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "C".

Preferred Stock

        The general terms of Citigroup's preferred stock are described below under "Description of Preferred Stock."

        As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

Title of Series	Number of Shares Outstanding	Dividends Per Year	Redemption Price Per Share ($)	Date Next Redeemable by Citigroup	General Voting Rights
6.365% Cumulative Preferred Stock, Series F	1,600,000	6.365%	250	June 16, 2007	No
6.213% Cumulative Preferred Stock, Series G	800,000	6.213%	250	July 11, 2007	No
6.231% Cumulative Preferred Stock, Series H	800,000	6.231%	250	September 8, 2007	No
5.864% Cumulative Preferred Stock, Series M	800,000	5.864%	250	October 8, 2007	No
Fixed/Adjustable Rate Cumulative Preferred Stock, Series V	250,000	Variable Rate(1)	500	February 15, 2006(3)	No
Cumulative Adjustable Rate Preferred Stock, Series Y	2,262	Variable Rate(2)	100,000	On any payment date	No
5.321% Cumulative Preferred Stock, Series YY	987	5.321%	1,000,000	December 22, 2018	No
6.767% Cumulative Preferred Stock, Series YYY	2,597	6.767%	1,000,000	February 27, 2022	No

        Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders.

However, the holders of this preferred stock do have other special voting rights (1) that are required by law, (2) that apply if there is a default in paying dividends for the equivalent of six calendar quarters, in some cases whether or not consecutive and (3) when Citigroup wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series. These special voting rights apply to all series of preferred stock listed above.

(1)
The Series V Preferred Stock provides for a cumulative dividend at a rate that changes over time. For each dividend period up to but not including February 15, 2006, the dividend rate will be 5.86% per year. For each dividend period beginning on or after February 15, 2006, the dividend rate will be equal to 0.50% plus the Effective Rate, but not less than 6.00% or more than 12.00%. The dividend rate will be increased in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders.

(2)
The holders of the Series Y Preferred Stock are entitled to a cumulative quarterly dividend at an annual rate equal to the greater of (a) the Short Term Rate and (b) 4.85%. The "Short Term Rate" generally will be equal to either 85% or 78% of the Money Market Yield, as defined in the certificate of incorporation, of the 90-day rate for commercial paper multiplied by the stock's $100,000 per share liquidation value.

(3)
Prior to February 15, 2006, in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders, Citigroup at its option may redeem all, but not less than all, of the Series V Preferred Stock at a price declining over time from $520 per share to $500 per share.

Important Provisions of Citigroup's Certificate of Incorporation and By-Laws

        Business Combinations.    The certificate of incorporation generally requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied. An "interested stockholder" as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup. A "continuing director", as defined in the certificate of incorporation, generally means a director who is not related to an interested stockholder who held that position before an interested stockholder became an interested stockholder.

        Amendments to Certificate of Incorporation and By-Laws.    The affirmative vote of the holders of at least 75% of the voting power of the shares entitled to vote for the election of directors is required to amend the provisions of the certificate of incorporation relating to the issuance of preferred stock or common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of 66 2/3% of the then outstanding shares of voting stock, unless 75% of the board of directors recommend such amendment and the directors comprising such 75% would qualify as continuing directors. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors.

        Vacancies.    Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director's remaining term.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes the material terms of Citigroup's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Citigroup, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Citigroup's restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup's outstanding preferred stock, see "Description of Capital Stock."

        Under Citigroup's certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

  •
  the number of shares to be included in the series;

  •
  the designation, powers, preferences and rights of the shares of the series; and

  •
  the qualifications, limitations or restrictions of such series.

        Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term "board of directors of Citigroup" includes any duly authorized committee.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

        Under existing interpretations of The Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a "class of voting securities" and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a "bank holding company" with respect to Citigroup in accordance with the Bank Holding Company Act. In addition, at such time:

  •
  any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or retain 5% or more of the preferred stock; and

  •
  any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve Board if then required by applicable law.

        The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

        Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

  •
  all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

  •
  the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

        Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

        Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

  •
  all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

  •
  the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

        The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup's common stock.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

        Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

        Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference.

Voting Rights

        The holders of shares of preferred stock will have no voting rights, except:

  •
  as otherwise stated in the prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing such series; and

  •
  as required by applicable law.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

        Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

        If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

        However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

        Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

        Citigroup will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed;

  •
  each share of preferred stock has been converted into or exchanged for common stock; or

  •
  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Citigroup that are delivered to the preferred stock depositary and that Citigroup is required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

  •
  debt securities,

  •
  capital securities issued by trusts, all of whose common securities are owned by Citigroup or by one of its subsidiaries,

  •
  junior subordinated debt securities; or

  •
  debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders' obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Citigroup to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

        Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

        Purchasers may only hold interests in the global notes or index warrants through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

        The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  (a)
  DTC is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

  (b)
  at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

  (c)
  Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

        Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

        In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

        Citigroup will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        The information in this section about DTC has been provided by DTC for information purposes only. Citigroup takes no responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

PLAN OF DISTRIBUTION

        Citigroup may offer the offered securities in one or more of the following ways from time to time:

  •
  to or through underwriters or dealers;

  •
  by itself directly;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

        The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the offered securities and the proceeds to Citigroup from such sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  the initial public offering price;

  •
  any discounts or concessions to be allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

        In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

  •
  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  •
  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

  •
  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

        The broker-dealer subsidiaries of Citigroup, including Citigroup Global Markets Inc., are members of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup's broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

        This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup's broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup's broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

        One or more dealers, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

        Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the offered securities of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

        Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan's investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

        Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a "party in interest" and a "disqualified person" to a large number of plans. A purchase of offered securities of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

        Accordingly, unless otherwise provided in the related prospectus supplement, offered securities may not be purchased, held or disposed of by any plan or any other person investing "plan assets" of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions ("PTCE") issued by the Department of Labor or a similar exemption or exception applies to such purchase, holding and disposition:

  •
  PTCE 96-23 for transactions determined by in-house asset managers,

  •
  PTCE 95-60 for transactions involving insurance company general accounts,

  •
  PTCE 91-38 for transactions involving bank collective investment funds,

  •
  PTCE 90-1 for transactions involving insurance company separate accounts, or

  •
  PTCE 84-14 for transactions determined by independent qualified professional asset managers.

        Unless otherwise provided in the related prospectus supplement, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

  (a)
  it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with "plan assets" of, any such plan;

  (b)
  its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

  (c)
  it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

        Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

LEGAL MATTERS

        John R. Dye, Esq., General Counsel—Capital Markets of Citigroup, 425 Park Avenue, New York, New York 10043 and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup. Mr. Dye beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

        The consolidated financial statements of Citigroup Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been audited by KPMG LLP, Independent Registered Public Accounting Firm, as set forth in their report dated February 26, 2004 (except as to Note 4, which is as of May 14, 2004) on the consolidated financial statements. The consolidated financial statements for the year ended December 31, 2003 are included in Citigroup's May 14, 2004 Current Report on Form 8-K and are incorporated by reference in this prospectus. The consolidated financial statements included in the May 14, 2004 Current Report on Form 8-K have been conformed to reflect the implementation of the Risk Capital Allocation Methodology on Citigroup's business segment results. The report of KPMG LLP included in this Form 8-K also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets, and, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of that Firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

TABLE OF CONTENTS
Prospectus Supplement

Citigroup	S-1
Golden State Merger	S-1
Selected Historical Financial Data	S-1
Capitalization	S-2
Market for the Common Stock and the LTWs	S-3
The Litigation	S-4
The Litigation	S-4
Management of the Litigation	S-4
Description of the LTWs and Certain LTW-Related Aspects of the LTW-Options	S-5
General	S-5
Calculation of the Stock and Cash Payable Upon Exercise of the LTWs and the LTW-Options	S-6
The Adjusted Litigation Recovery	S-7
Determination of the Adjusted Market Value	S-8
Exercise of the LTWs	S-8
Fractional Shares	S-10
Exercise of the LTW-Options	S-10
Adjustments	S-10
Rights of LTW Holders	S-10
Reservation of Shares	S-11
Amendment	S-11
Reports	S-11
The Warrant Agent	S-11
Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	8
European Monetary Union	9
Description of Debt Securities	9
Description of Common Stock Warrants	17
Description of Index Warrants	19
Description of Capital Stock	22
Description of Preferred Stock	24
Description of Depositary Shares	26
Description of Stock Purchase Contracts and Stock Purchase Units	29
Book-Entry Procedures and Settlement	29
Plan of Distribution	31
ERISA Considerations	33
Legal Matters	34
Experts	34

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Citigroup has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.

Up to 1,944,415 Shares of

Common Stock

PROSPECTUS SUPPLEMENT

April 5, 2005

QuickLinks

CITIGROUP
GOLDEN STATE MERGER
SELECTED HISTORICAL FINANCIAL DATA
CAPITALIZATION
MARKET FOR THE COMMON STOCK AND THE LTWs
THE LITIGATION
DESCRIPTION OF THE LTWs AND CERTAIN LTW-RELATED ASPECTS OF THE LTW-OPTIONS
PROSPECTUS SUMMARY
Citigroup Inc.
The Securities Citigroup May Offer
Use of Proceeds
Plan of Distribution
Ratio of Income to Fixed Charges and Ratio of Income to Combined Fixed Charges Including Preferred Stock Dividends
Where You Can Find More Information
FORWARD-LOOKING STATEMENTS
CITIGROUP INC.
USE OF PROCEEDS AND HEDGING
EUROPEAN MONETARY UNION
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK WARRANTS
DESCRIPTION OF INDEX WARRANTS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
BOOK-ENTRY PROCEDURES AND SETTLEMENT
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS